Exhibit 10.81

CapitalSource Inc.
ID: 35-2206895
NOTICE OF GRANT OF STOCK OPTIONS	4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815

[Name]	Option Number:
[Address]	Plan:
ID:

Effective [DATE], you have been granted a(n) Non-Qualified Stock Option to by [NUMBER] shares of CapitalSource Inc. (the Company) stock at [NUMBER] per share.
The total option price will become fully vested on the date shown

Shares	Vest Type	Full Vest	Expiration

By your signature and the Company’s signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company’s Third Amended and Restated Equity Incentive Plan and the Option Agreement, all of which are available on the company’s intranet.

CapitalSource Inc.	Date

Date

CAPITALSOURCE INC.
THIRD AMENDED AND RESTATED EQUITY INCENTIVE PLAN
NON-QUALIFIED OPTION AGREEMENT

Non-qualified Option	This Agreement evidences an award of a Stock Option exercisable for that number of shares of Stock set forth on your Notice of Grant of Stock Options to which this Agreement is attached (“Grant Notice”) and subject to the vesting and other conditions set forth herein, in the Plan and on the Grant Notice. This option is not intended to be an incentive option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Transfer of Stock Option	During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the Stock Option. The Stock Option may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, whether by operation of law or otherwise, nor may the Stock Option be made subject to execution, attachment or similar process.

If you attempt to do any of these things, this Stock Option will immediately become forfeited.

Notwithstanding these restrictions on transfer, the Board or the Committee may authorize, in its sole discretion, the transfer of a vested Stock Option (in whole or in part) to a member of your immediate family or a trust for the benefit of your immediate family.

Vesting	Your Stock Option shall vest in accordance with the vesting schedule shown in the Grant Notice so long as you continue in Service on the vesting dates set forth on the Grant Notice and is exercisable only as to its vested portion. The Stock Option may be exercised, in whole or in part, to purchase a whole number of vested shares of Stock of not less than 100 shares, unless the number of vested shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and in this Agreement.

Notwithstanding your vesting schedule, the Stock Option will become 100% vested upon your termination of Service due to your death or Disability if you have provided Services by the Company for at least one (1) year at the time your Service terminates.

Forfeiture of Unvested Stock Options / Term	Unless the termination of your Service triggers accelerated vesting of your Stock Option pursuant to the terms of this Agreement, the Plan, or any other written agreement between the Company (or any Affiliate) and you, you will automatically forfeit to the Company those portions of the Stock Option that have not yet vested in the event your Service terminates for any reason.

Expiration of Vested Options After Service Terminates	If your Service terminates for any reason, other than death, Disability or Cause, then the vested portion of your Stock Option will expire at the close of business at Company headquarters on the 90th day after your termination date.

If your Service terminates because of your death or Disability, or if you die during the 90-day period after your termination for any reason (other than Cause) , then the vested portion of your Stock Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of your death or termination for Disability. During that twelve (12) month period, your estate or heirs may exercise the vested portion of your Stock Option.

If your Service is terminated for Cause, then you shall immediately forfeit all rights to your entire Stock Option and the Stock Option shall immediately expire.

In all events, your Stock Option will expire on the Expiration Date shown on the Grant Notice. Your Stock Option will expire earlier if your Service terminates, as described herein.

Forfeiture of Rights	If you should take actions in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof or otherwise in competition with the Company or any Affiliate thereof, the Company has the right to cause an immediate forfeiture of your rights to this Stock Option and the Stock Option shall immediately expire.

In addition, if you have exercised any options during the two year period prior to your actions, you will owe the Company a cash payment (or forfeiture of shares) in an amount determined as follows: (1) for any Shares that you have sold prior to receiving notice from the Company, the amount will be the proceeds received from the sale(s), less the option exercise price, and (2) for any Shares that you still own, the amount will be the number of Shares owned times the Fair Market Value of the Shares on the date you receive notice from the Company, less the option exercise price (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company the shares or any other shares or making a cash payment or a combination of these methods as determined by the Company in its sole discretion).

Leaves of Absence	For purposes of this Agreement, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Notice of Exercise	When you wish to exercise this Stock Option, you must exercise in a manner required or permitted by the Company.

If someone else wants to exercise this Stock Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you exercise your Stock Option, you must include payment of the option price indicated on the Grant Notice for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

• Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

•     Shares of Stock which have already been owned by you for more than six months and which are surrendered to the Company. The Fair Market Value of the shares as of the effective date of the option exercise will be applied to the option price.

•    To the extent a public market exists for the shares of Stock as determined by the Company, delivery (in a form prescribed or accepted by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes.

Evidence of Issuance	The issuance of the shares upon exercise of this Stock Option shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, registration or issuance of one or more share certificates.

Withholding Taxes	You agree as a condition of this grant that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Stock Option exercise or sale of Stock acquired under this Stock Option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise of this Stock Option or sale of Stock arising from this Stock Option, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate (including withholding the delivery of vested shares of Stock otherwise deliverable under this Agreement).

Retention Rights	This Agreement and this Stock Option do not give you the right to be retained by the Company (or any Affiliate) in any capacity. Unless otherwise specified in an employment or other written agreement between the Company (or any Affiliate) and you, the Company (and any Affiliate) reserve the right to terminate your Service at any time and for any reason.

Stockholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until the Stock has been issued upon exercise of your Stock Option and either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books. No adjustments are made for dividends, distributions or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.

Your Stock Option shall be subject to the terms of any applicable agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement, the associated Grant Notice and the Plan constitute the entire understanding between you and the Company regarding this Stock Option. Any prior agreements, commitments or negotiations concerning this grant are superseded; except that any written employment, confidentiality, non-competition and/or severance agreement between you and the Company (or any Affiliate) shall supersede this Agreement with respect to its subject matter.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement or the Grant Notice and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data.
By signing the Grant Notice, you agree to all of the terms and conditions described above and in the Plan.